Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
   JUN 27, 2008 AND SEP 30, 2007
(In Thousands)

	JUN 27, 2008	SEP 30, 2007
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	9,185	6,185
Inventories	6,939	3,326
Other Current Assets	59	75
Total Current Assets	16,183	9,586

NET FIXED ASSETS	555	1,603

LONG TERM ASSETS
Deferred Income Taxes	8,802	640
Other Non-Current Assets	64	16
TOTAL ASSETS	25,604	11,845

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	7,708	1,325
Accounts Payable	4,553	4,937
Accrued Payroll and Related Taxes	677	628
Other Accrued Expenses	577	366
Total Current Liabilities	13,515	7,256
Long Term Debt	4,691	426

TOTAL LIABILITIES	18,206	7,682

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Outstanding - 9,285,995 shares
Common stock, par value $.01 per share	93	87
Treasury Shares at Cost (412,873 shares)	(223)	(223)
Additional Paid-in Capital	40,061	38,794
Retained Earnings	(32,533)	(34,495)

TOTAL SHAREHOLDER’S EQUITY	7,398	4,163

TOTAL LIABILITIES & EQUITY	25,604	11,845

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD JUN 27, 2008 AND JUN 29, 2007
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	JUN 27, 2008	JUN 29, 2007	JUN 27, 2008	JUN 29, 2007

Sales	11,888	11,165	34,988	31,309
Cost of Sales	10,475	9,850	31,046	28,256
Gross Profit	1,413	1,315	3,942	3,053
Less: Operating Expenses
Selling & G&A	828	821	2,580	2,213
Restructuring	0	0	0	0
Total Operating Expenses	828	821	2,580	2,213
Operating Profit	585	494	1,362	840

Interest and Financing Expense	(106)	(91)	(281)	(350)
Profit (Loss) on Sale of Assets	0	0	2	(33)
Other Income (Expense)	(302)	0	(301)	(25)
Net Income before Income Taxes	177	403	782	432

Provision for /(benefit from)Income Tax	(691)	(150)	(1181)	(147)

Net Income	868	553	1963	579